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                                                                    EXHIBIT 99.1
NYSE SYMBOL - CNO

IMMEDIATE RELEASE                                    CONTACT:
Watsonville, California                              Cornerstone Propane
December 15, 1998                                    Ronald J. Goedde,
                                                     EVP/CFO
                                                     (831) 724-1921

Cornerstone Propane Partners, L.P. Issues Additional Shares
And Completes Transaction With Propane Continental, Inc.

Watsonville, California - Cornerstone Propane Partners, L.P. (NYSE: CNO) ("Cornerstone" or the "Partnership") announced today the completion of the public offering of three million common units at $19.00 per unit. The Partnership also simultaneously closed the acquisition of Propane Continental, Inc. ("Propane Continental" or "PCI") announced in late October, and issued $85 million of long term notes used both for the transaction and general corporate purposes.

The offering was made through a group of underwriters represented by Morgan Stanley Dean Witter, CIBC Oppenheimer, and PaineWebber Incorporated.

"We are thrilled to be associated with PCI," said Keith G. Baxter, Cornerstone's president. "In addition to their impressive performance in the marketplace, they share with Cornerstone a common culture of customer service, accountability, growth, and decision making at the level of customer interaction. The high integrity and experienced personnel that will be joining the Partnership will add real depth to our team."

Propane Continental, the nation's 19th largest retail propane distributor, operates 34 propane customer service centers selling over 50 million gallons on a proforma basis annually in 11 states. Through Tri Power Fuels, its wholesale business, PCI distributes over 300 million gallons of propane and other natural gas liquids to independent dealers, resellers and end users predominately in the west, midwest, and northeast sections of the country. All retail locations and the wholesale business will continue to operate under their existing trade names with current management and all personnel remaining.

"We are very pleased to consummate this transaction," said Thomas E. Knauff, Propane Continental's president. "Our company has proven itself to be the strongest of the privately held multi-state propane marketers. We have now joined forces with the premier publicly traded major marketer. Our new entity is very well positioned to take advantage of the era of dramatic convergence our industry is experiencing." Knauff will remain as president of Propane Continental and continue to have overall responsibility for all their retail operations. He will assume the additional role of Executive Vice President of Business Development at Cornerstone with responsibility for the HVAC market segment and international retail acquisitions.

Cornerstone Propane Partners, L.P. is a master limited partnership. The Partnership believes it is the nation's fifth largest retail propane marketer serving over 440,000 customers with sales of approximately 293 million gallons annually in 35 states through over 305 customer service centers. Through its Coast Energy Group and Tri Power Fuels divisions, the Partnership also markets over 600 million gallons of natural gas liquids annually to resellers and end users and an average of 285,000 mmbtus per day of natural gas and 12,400 barrels per day of crude oil. For more information, please visit CNO's website at www.cornerstonepropane.com.

The information presented herein may contain certain "forward-looking statements" within the meaning of the federal securities laws. The Partnership's actual future performance will be affected by a number of factors, risks and uncertainties, including without limitation, weather conditions, regulatory changes, competitive factors, the Partnership's success in dealing with the Year 2000 issues and the operations of vendors, suppliers and customers, many of which are beyond the Partnership's control. Future events and results may vary substantially from what the Partnership currently foresees, and there can be no assurance that the Partnership's actual results will not differ materially from its expectations. The Partnership undertakes no obligations to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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